INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-76223 on Form S-3 of Tera Computer Company of our report dated March 22, 1999, which includes an explanatory paragraph concerning the Company's ability to continue as a going-concern, appearing in the Annual Report on Form 10-K of Tera Computer Company for the year ended December 31, 1998, and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Seattle, Washington
July 22, 1999